PRESS RELEASE

IHHI RESTRUCTURES AGREEMENTS TO ACQUIRE FOUR TENET HOSPITALS IN ORANGE COUNTY

Friday January 28, 6:46 pm ET

COSTA MESA, Calif.--(BUSINESS WIRE)--Jan. 28, 2005--Integrated Healthcare Holdings Inc. (IHHI) (OTCBB:IHCH - News) announced today that it has restructured its agreements and financing arrangements related to its pending acquisition of four Orange County, Calif., hospitals from subsidiaries of Tenet Healthcare Corp. (NYSE:THC - News). The original agreement announced in September 2004 involved a $70 million purchase and a targeted closing date in 2004. The transaction is now expected to close no later than Feb. 28, 2005, pending approval and receipt of licenses from the California Department of Health Services.

The company's outside financing arrangements have also been restructured so that the primary equity financing will be provided by Orange County Physicians Investment Network LLC (OC-PIN), a company founded by Dr. Anil V. Shah and owned by a number of physicians practicing at the hospitals. OC-PIN will provide most of the financing that was originally agreed to be provided by Dr. Kali Chaudhuri. The financing agreements with Chaudhuri were rescinded, and Chaudhuri and his associates will now receive warrants to acquire up to 24.9 percent of the common stock of the company beginning 2 years after closing, subject to approval of the California Department of Health Services (DHS). In addition, OC-PIN and Chaudhuri will form a new real estate holding company to own and operate certain real estate assets underlying the hospitals, with Chaudhuri owning no more than 49 percent of the company. IHHI and the real estate holding company expect to complete in the next few weeks their borrowing arrangements for the balance of the purchase price and a working capital line of credit for IHHI.

According to IHHI President Larry Anderson: "The restructured deal accelerates our goal of providing an opportunity for the medical community to make a substantial investment in the hospitals in which they provide service. The restructured deal accelerates that goal and brings a significant number of doctors into the deal from day one."

Anderson added: "This acquisition represents a fresh start and new beginning for the four hospitals. We have worked very hard to make sure that this acquisition is in the very best interests of all members of the community, including the employees, the physicians and the shareholders. I believe that we have achieved that and look forward to working with the staff and the community towards achieving our mutual goals."

The four hospitals to be acquired are: 282-bed Western Medical Center -- Santa Ana; 188-bed Western Medical Center -- Anaheim; 114-bed Chapman Medical Center in Orange; and 178-bed Coastal Communities Hospital in Santa Ana. Together these hospitals represent 12.1 percent of all hospital beds in Orange County.

After closing the transaction, IHHI plans to use its new financing resources to upgrade and enhance the existing facilities. IHHI also intends to hire substantially all current employees and management staff of the hospitals. The company has negotiated equal or better benefit programs for employees and has agreed to honor all employment contracts. Dan Brothman, currently chief executive officer of Western Medical Center, will join IHHI as senior vice president-operations, overseeing all four hospitals.

Integrated Healthcare Holdings Inc. is a publicly traded company based in Costa Mesa. IHHI is led by a team of healthcare professionals skilled in the management and operation of successful acute-care hospitals. The management team is committed to providing quality patient care, recruiting, hiring and retaining the best employees, listening and responding to the needs of patients, employees and physicians, and ensuring that all stakeholders are involved in the decisions which affect them.

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This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings Inc. which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.

Contact:

    Waters & Faubel for Integrated Healthcare Holdings Inc.
    Meg Waters, 949-768-1600
    Cell: 949-584-4977

Source: Integrated Healthcare Holdings Inc.